Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                                      August 29, 2013
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Promotes Gregory Woods to
 President & Chief Operating Officer

WEST WARWICK, RI – August 29, 2013 – Astro-Med, Inc. (NASDAQ:ALOT) announced today that Gregory A. Woods was promoted to President & Chief Operating Officer. Mr. Woods has served as Astro-Med’s Executive Vice President and Chief Operating Officer since September 2012.

“Greg’s efforts over the past 12 months have already paid dividends in our sales, manufacturing, and Research & Development departments. He has had a considerable impact on the implementation of the Company’s strategic plans,” said Everett V. Pizzuti, CEO, “and he is a major asset to the Company.”

Mr. Woods joined the Company with a strong background in executive management within the electronics manufacturing sector. He previously served as President or CEO of several industrial electronics firms, including an electronic controls division of Danaher, the diversified global manufacturing company. In these roles, his strategic planning and managerial expertise led to significant domestic and international business growth.

He graduated with a BA in Physics from Colgate, a BE in Computer and Mechanical Engineering from Dartmouth, and received an MBA from the University of Rochester.

Mr. Woods is a member of several corporate boards and of the Board of the Association for Manufacturing Technology, through which he serves on the president’s executive advisory board for high technology manufacturing in the United States.

He resides in Medfield, MA and is married with three children.

About Astro-Med, Inc.

Astro-Med, Inc. (NASDAQ: ALOT) is a Rhode Island based leading manufacturer of specialty high tech printing systems and data acquisition products.  The products include color label printers and consumables sold under the QuickLabel Systems brand as well as rugged printers for avionics applications and data acquisition recorders sold under the Astro-Med brand. Astro-Med, Inc. is a member of the Russell Microcap® Index.  Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2013 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.

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